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Exhibit 10.37

SECOND AMENDED AND RESTATED STOCKHOLDER AGREEMENT

by and among:

JAZZ SEMICONDUCTOR, INC.,
a Delaware corporation;

CONEXANT SYSTEMS, INC.,
a Delaware corporation;

CARLYLE PARTNERS III, L.P.,
a Delaware limited partnership;

CP III COINVESTMENT, L.P.,
a Delaware limited partnership;

CARLYLE HIGH YIELD PARTNERS, L.P.,
a Delaware limited partnership

and

RF MICRO DEVICES, INC.,
a North Carolina corporation

Dated as of October 15, 2002

Confidential

TABLE OF CONTENTS

ARTICLE 1.	Definitions	1
1.1	Definitions	1
ARTICLE 2.	Purpose and Business of Company	5
2.1	Formation of Company	5
2.2	Organizational Documents	5
2.3	Documents	5
ARTICLE 3.	Equity Matters	6
ARTICLE 4.	Rights and Duties of Board of Directors, Stockholder Representatives and Officers	6
4.1	Management	6
4.2	Appointment, Tenure and Voting of the Board of Directors	6
4.3	Directors' Liability and Indemnification	7
4.4	Certain Special Voting Requirements	7
4.5	Officers	9
4.6	Salaries	9
ARTICLE 5.	Records and Reports	9
5.1	Records, Audits, and Reports	9
5.2	Basic Financial Information and Reporting	10
5.3	Inspection Rights	10
5.4	Notice of Material Litigation	11
ARTICLE 6.	Transferability; Pre-Emptive Rights	11
6.1	Compliance with Securities Laws	11
6.2	Legends	11
6.3	Right of First Refusal	12
6.4	Co-Sale Rights	13
6.5	Sale by Stockholders	13
6.6	Company Repurchase Rights	14
6.7	Drag-Along Rights; Acquisition Transaction	14
6.8	Preemptive Rights	15
6.9	Additional Stockholders	16
6.10	Exempt Transfers	17
6.11	Restrictions on Certain Transactions	17
ARTICLE 7.	Conexant Right of First Refusal	18
ARTICLE 8.	Termination	19
8.1	Termination	19
8.2	Effect of Termination	19

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ARTICLE 9.	Certain Additional Representations, Warranties and Covenants of the Stockholders	19
9.1	Mutual Representations, Warranties and Covenants of the Stockholders	19
9.2	No Other Representations and Warranties	20
9.3	Confidentiality	20
9.4	Publicity	21
ARTICLE 10.	Miscellaneous Provisions	21
10.1	Dispute Resolution; Arbitration	21
10.2	Notices	23
10.3	Governing Law	24
10.4	Waiver	24
10.5	Amendments	24
10.6	Remedies Cumulative; Specific Performance	24
10.7	Severability	24
10.8	Successors, and Assigns	25
10.9	Counterparts	25
10.10	Construction	25

ii

SECOND AMENDED AND RESTATED STOCKHOLDER AGREEMENT

        THIS SECOND AMENDED AND RESTATED STOCKHOLDER AGREEMENT ("Agreement"), by and among JAZZ SEMICONDUCTOR, INC., a Delaware corporation formerly known as Specialtysemi, Inc. (the "Company"), CONEXANT SYSTEMS, INC., a Delaware corporation ("Conexant"), CARLYLE PARTNERS III, L.P., a Delaware limited partnership ("CP III"), CP III COINVESTMENT, L.P., a Delaware limited partnership ("CP III Coinvestment"), CARLYLE HIGH YIELD PARTNERS, L.P., a Delaware limited partnership ("Carlyle High Yield" and, together with CP III and CP III Coinvestment, "Carlyle") and RF MICRO DEVICES, INC., a North Carolina corporation ("RFMD") is entered into as of the 15th day of October, 2002.

RECITALS

        WHEREAS, the Company has been incorporated under the laws of the State of Delaware for the purpose of conducting semiconductor wafer fabrication operations (the "Wafer Fabrication Operations");

        WHEREAS, in furtherance of the purpose described above, the Company, Conexant, and Carlyle Capital Investors, L.L.C., a Delaware limited liability company ("Carlyle Capital") have entered into that certain Contribution Agreement dated February 23, 2002 (the "Contribution Agreement");

        WHEREAS, pursuant to that certain Assignment and Assumption Agreement by and between Carlyle Capital and Carlyle, dated as of March 12, 2002, Carlyle Capital has assigned all of its rights and obligations under the Contribution Agreement to Carlyle;

        WHEREAS, the Company, Carlyle and Conexant have entered into that certain Amended and Restated Stockholder Agreement dated as of July 30, 2002 (the "Amended Stockholder Agreement");

        WHEREAS, RFMD and the Company have entered into that certain Preferred Stock Purchase Agreement dated as of August 22, 2002 (as amended, modified and supplemented to date, the "Preferred Stock Purchase Agreement"), pursuant to which RFMD has become a stockholder of the Company; and

        WHEREAS, in furtherance of the Preferred Stock Purchase Agreement, the Company, Carlyle, Conexant and RFMD wish to amend and fully restate the Amended Stockholder Agreement in its entirety as set forth herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1.
DEFINITIONS

        1.1    Definitions.    The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

          "Acquisition Transaction" shall mean any transaction involving: (i) the sale, license, disposition or acquisition of all or substantially all of the business or assets of the Company or any direct or indirect subsidiary or division of the Company; or (ii) any merger, consolidation, business combination, share exchange, reorganization, or similar transaction involving the Company or any direct or indirect subsidiary of the Company.

          "Affiliate," with respect to any Person or Stockholder, shall mean any other Person or Stockholder directly or indirectly controlling, controlled by or under common control with, such Person or Stockholder. For purposes of this Agreement, "control" (including with correlative meanings, the terms "controlling", "controlled by" or "under common control with") as used with respect to any Person or Stockholder, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person or Stockholder, whether through the ownership of voting securities or by contract or otherwise.

          "Agreement" shall mean this Second Amended and Restated Stockholder Agreement, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

          "Annual Budget" shall mean the Company's annual operating and capital expenditures budget for each Fiscal Year, in the form approved by the Board of Directors; provided, however, that the Annual Budget for Fiscal Year 2002 shall be the annual operating and capital expenditures budget included as part of the Business Plan.

          "Board of Directors" shall mean the Board of Directors of the Company.

          "Business Plan" means the Company's business plan attached hereto as Exhibit A.

          "Bylaws" shall mean the Bylaws of the Company in effect as of the date hereof, as the same may hereafter be amended from time to time pursuant to and in accordance with this Agreement.

          "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital stock or other equity interests, including, without limitation, common stock, preferred stock, partnership interests and limited liability company interests, whether now outstanding or issued after the date hereof.

          "Certificate of Incorporation" shall mean the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware and in effect as of the date hereof, as the same may hereafter be amended from time to time pursuant to and in accordance with this Agreement.

          "Class A Common Stock" shall mean the Class A Common Stock of the Company.

          "Class B Common Stock" shall mean the Class B Common Stock of the Company.

          "Common Stock" shall mean the common stock of the Company, par value $.001 per share, including all Class A Common Stock and Class B Common Stock.

          "Company Confidential Information" shall mean any Intellectual Property, documentation or technical data contained within the Contributed Assets and any and all other trade secrets and other confidential proprietary information, data or know-how of the Company or any direct or indirect Subsidiary of the Company, or of other Persons (including, without limitation, any Stockholder) that is in the possession of the Company, including, without limitation, any Intellectual Property, software, system, technology, tools, list of customers, list of advertisers and/or advertising pricing, business plans, marketing plans, financial information, source codes, programs, inventions, techniques, budgets, projections, licenses, prices, costs, or compilations of information or databases used in the Company's or any Subsidiary's business or operations or any other information of the Company or any Subsidiary or concerning their respective business and operations that is not publicly available.

          "Conexant Long Term Supply Agreement" shall mean that certain Wafer Supply and Services Agreement by and between the Company and Conexant dated March 30, 2002, as it may be amended, restated, modified or supplemented from time to time.

          "Contributed Assets" shall mean the assets contributed to the Company by Conexant pursuant to the Contribution Agreement.

          "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust,

  cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Fiscal Year" shall mean the calendar year or, in the case of the first and the last fiscal years, the relevant portion thereof.

          "Fully-Diluted Common Stock" shall mean the number of shares of Common Stock at any time outstanding, assuming exercise in full of all outstanding options, warrants and other rights to purchase shares of Common Stock and conversion and exchange of all outstanding securities convertible into or exchangeable for shares of Common Stock, including the Series A Preferred Stock or the Series B Preferred Stock, whether or not then vested or otherwise exercisable.

          "GAAP" shall mean United States generally accepted accounting principles.

          "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction; (b) federal, state, local, municipal or foreign government (including any agency, department, bureau, division, or other administrative body thereof); or (c) governmental or quasi-governmental authority of any nature.

          "Initial Offering" means the Company's initial public offering of its Capital Stock registered under the Securities Act.

          "Intellectual Property" shall mean any and all worldwide (a) rights associated with works of authorship, including copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and patent rights; (e) other proprietary rights in know-how, inventions, ideas, algorithms, formula, methods, processes, techniques, proprietary information, software, semiconductor devices, and other types of technology; and (f) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of the foregoing.

          "Legal Requirement" shall mean any federal, state, foreign, local or municipal law, statute, legislation, constitution, ordinance, code, edict, rule, regulation, ruling, directive, pronouncement, or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

          "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability).

          "Percentage Interest" shall mean, as to a Stockholder, the percentage of the then outstanding Common Stock and Common Stock issuable upon the conversion of any outstanding Preferred Stock that is represented by the shares of Common Stock (including the shares of Common Stock issuable upon conversion of any Preferred Stock) held by such Stockholder.

          "Permitted Transfer" shall mean (a) a Sale by Conexant in connection with any spin off, spin out or other disposition of a significant portion of its business, and shall also include any Sale by Conexant to Skyworks Solutions, Inc., (b) a Sale by any Stockholder to a direct or indirect Affiliate of such Stockholder, (c) a Sale by one Stockholder to another Stockholder, (d) a Sale by any Stockholder to a member or partner of such Stockholder, and (e) any Sale permitted by a Supermajority Vote of the Board of Directors.

          "Person" shall mean any individual, Entity or Governmental Body.

          "Preferred Stock" shall mean the preferred stock of the Company, par value $0.001 per share, including the Series A Preferred Stock and the Series B Preferred Stock.

          "Proceeding" shall mean any action, suit, litigation, arbitration, or investigation (including any civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

          "Qualifying Stockholder" shall include (i) any Stockholder that owns a Percentage Interest of greater than ten percent (10%), and (ii) RFMD, so long as it owns a Percentage Interest of greater than five percent (5%) and it has not sold or otherwise disposed of any of the shares of Series B Preferred Stock issued to it pursuant to the Preferred Stock Purchase Agreement.

          "Recapitalization Agreement" shall mean that certain Recapitalization Agreement by and among the Company, Carlyle and Conexant dated July 30, 2002 pursuant to which outstanding shares of Common Stock held by Carlyle and Conexant were exchanged for Preferred Stock.

          "Representatives" shall mean officers, directors, employees, shareholders, agents, attorneys, accountants, advisors and representatives.

          "RFMD Long Term Supply Agreement" shall mean that certain Wafer Supply and Services Agreement by and between the Company and RFMD of even date herewith, as it may be amended, restated, modified or supplemented from time to time.

          "RFMD Agreements" shall mean the RFMD Long Term Supply Agreement and that certain Master Joint Technology Development Agreement by and between the Company and RFMD of even date herewith, as it may be amended, restated, modified or supplemented from time to time.

          "Sale" (including the correlative terms "Sell," "Selling," and "Sold") shall mean a sale, exchange, transfer, assignment, lease, encumbrance, hypothecation, pledge or other transfer or disposition of any kind, with or without consideration, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of all or any portion of a Stockholder's Shares.

          "Securities Act" shall mean the Securities Act of 1933 as amended.

          "Series A Preferred Stock" shall mean the Series A Preferred Stock of the Company.

          "Series B Preferred Stock" shall mean the Series B Preferred Stock of the Company.

          "Shares" shall mean the shares of Common Stock and the shares of Preferred Stock held by any Stockholder.

          "Stockholder" shall mean each of Conexant, Carlyle, RFMD and each other Person who may hereafter become a holder of Capital Stock of the Company and a party to this Agreement in accordance with the terms hereof.

          "Stockholder Representatives" shall mean those natural Persons appointed to the Board of Directors by Carlyle, Conexant and RFMD as their respective agents to manage the business and affairs of the Company pursuant to Article 4 hereof.

          "Subsidiary" shall mean, in respect of any Person, any Entity of which the majority of each class of Voting Stock or other voting equity and the majority of each other class of Capital Stock is owned by either (a) such Person or (b) another Subsidiary of such Person.

          "Supermajority Vote" shall mean the affirmative vote of a majority of the members of the Board of Directors, including at least one (1) Stockholder Representative designated by Conexant and at least one (1) Stockholder Representative designated by Carlyle.

          "Transactional Agreements" shall mean: (a) the Recapitalization Agreement; (b) this Agreement; (c) each of the other Related Agreements (as such term is defined in the

  Recapitalization Agreement); (d) the License Agreements pursuant to which, among other things, Conexant has transferred or licensed certain technology and intellectual property rights to the Company; (e) the Employee Matters Agreement dated March 12, 2002 between the Company, Carlyle, Conexant and Newport Fab, LLC, a Delaware limited liability company and subsidiary of the Company; (e) the Conexant Long Term Supply Agreement; (g) the RFMD Long Term Supply Agreement, (h) the Real Property Lease Agreements pursuant to which, among other things, the Company has leased the wafer fabrication facilities located in Newport Beach, California from Conexant; (i) the Assignment and Assumption Guaranty Agreement between the Company and Conexant; (j) the Amended and Restated Registration Rights Agreement between the Company, Conexant, Carlyle and RFMD; (k) the Transition Services Agreement pursuant to which Conexant and the Company have agreed to the sharing and transitioning of certain support services related to the wafer fabrication operations of the Company; (l) the IT Services Agreement pursuant to which Conexant provides certain information technology support services to the Company, (m) the Conexant Management Services Agreement pursuant to which Conexant performs certain management services for the Company, (n) the Carlyle Management Services Agreement pursuant to which Carlyle performs certain management services for the Company, (o) the Conexant Management Rights Agreement (consisting of the Conexant Review Agreement and the Conexant Board Representation Agreement) pursuant to which Conexant has certain rights with respect to management of the Company, (p) the Carlyle Management Rights Agreement (consisting of the Carlyle Review Agreement and the Carlyle Board Representation Agreement) pursuant to which Carlyle has certain rights with respect to management of the Company and (q) the warrant issued by Conexant to the Company to purchase shares of Conexant common stock, each as may be amended, modified or restated from time to time.

          "Voting Stock" shall mean, with respect to any Person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers, Stockholder Representatives or other members of the governing body of such Person.

ARTICLE 2.
PURPOSE AND BUSINESS OF COMPANY

        2.1    Formation of Company.    The Stockholders agree that the conduct of the Wafer Fabrication Operations shall be carried out through the Company as a separate and independent entity or through a subsidiary thereof.

        2.2    Organizational Documents.    The affairs of the Company and the conduct of its business shall be governed by the terms of this Agreement, as amended from time to time, the Certificate of Incorporation and Bylaws, as amended from time to time pursuant to and in accordance with this Agreement and applicable Legal Requirements.

        2.3    Documents.    The Company or its Affiliates, Subsidiaries or contracting third parties, as applicable, shall execute and duly file, or cause to be executed or duly filed, with the proper offices in each State or Country in which the Company and its Subsidiaries may conduct the activities hereinafter authorized, such documents as are required by the Legal Requirements of each such State or Country, from time to time, in order that the Company and its Subsidiaries may lawfully conduct the business, purposes and activities herein authorized in each such State or Country and take any other actions or measures necessary in such State or Country for the Company and its Subsidiaries to conduct such activities.

ARTICLE 3.
EQUITY MATTERS

        The Board of Directors may adopt one or more equity incentive plans pursuant to which employees, directors and consultants of the Company and its Subsidiaries may be provided an opportunity to purchase shares of the Company's Common Stock or may be granted options to purchase shares of the Company's Common Stock. Such equity plans shall provide for the issuance thereunder of an aggregate number of shares of Common Stock of the Company no greater than fifteen percent (15%) of the Fully-Diluted Common Stock.

ARTICLE 4.
RIGHTS AND DUTIES OF BOARD OF DIRECTORS,
STOCKHOLDER REPRESENTATIVES AND OFFICERS

        4.1    Management.    The day-to-day business and affairs of the Company shall be managed by the Company's Board of Directors and executive officers appointed by the Board of Directors. In accordance with the Certificate of Incorporation and Bylaws and subject to the Delaware General Corporation Law and the provisions of this Agreement, the Board of Directors shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to appoint the officers of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business.

        4.2    Appointment, Tenure and Voting of the Board of Directors.

          (a)   Appointment.

            (i)    The Board of Directors shall be composed of (i) five (5) Stockholder Representatives designated by Carlyle, (ii) two (2) Stockholder Representatives designated by Conexant, (iii) the President of the Company, and (iv) one (1) Stockholder Representative designated by RFMD.

            (ii)   A Stockholder shall nominate its designated Stockholder Representatives by providing written notice to the Company and the other Stockholder(s) of the names of its designated Stockholder Representatives.

          (b)   Tenure and Qualification.    Each Stockholder Representative shall hold office until his or her death, disability, resignation or removal by the Stockholder that designated such Stockholder Representative pursuant to Section 4.2(a). Stockholder Representatives need not be residents of the State of Delaware.

          (c)   Resignation.    Any Stockholder Representative may resign at any time by giving written notice to the Stockholder who designated such Stockholder Representative, and such Stockholder Representative shall immediately give written notice to the Company and the other Stockholder Representatives. The resignation of any Stockholder Representative shall take effect upon receipt of such notice by the Stockholder who designated such Stockholder Representative or at such later time as shall be specified in the notice; and, unless otherwise specified in such notice, the acceptance of the resignation by the Company, the Stockholders or the remaining Stockholder Representatives shall not be necessary to make it effective.

          (d)   Removal.    A Stockholder shall at any time be entitled to remove and replace any Stockholder Representative designated by such Stockholder. If a Stockholder desires to remove one or more of its Stockholder Representatives from the Board of Directors and so notifies the other Stockholders, each such other Stockholder shall vote its Shares for such removal at the applicable meeting of stockholders or pursuant to written consent. In the event any Stockholder shall cease to be a stockholder of the Company for any reason, the Stockholder Representatives designated by such Stockholder shall be automatically removed as Stockholder Representatives and each Stockholder shall vote its Shares and other Capital Stock of the Company, if any, in furtherance of such removal at the applicable meeting of stockholders or pursuant to written consent.

          (e)   Vacancies.    Upon the death, disability, resignation or removal of a Stockholder Representative, the Stockholder that designated such Stockholder Representative shall designate a replacement Stockholder Representative to fill the vacancy. Each Stockholder shall cause its remaining Stockholder Representatives to appoint such replacement Stockholder Representative to the Board of Directors and shall vote its Shares and other Capital Stock of the Company, if any, in favor of the election of such replacement Stockholder Representative at the applicable meeting of stockholders or pursuant to written consent. A Stockholder Representative elected to fill a vacancy shall hold office until the Stockholder Representative's death, disability, resignation or removal, as set forth in Section 4.2(b).

          (f)    Stockholder Cooperation.    As long as this provision remains in effect, each of the Stockholders shall vote all Shares held by such Stockholder in favor of the election to the Board of Directors of the Stockholder Representatives designated by the other Stockholders that are entitled to designate Stockholder Representatives, and each Stockholder agrees to take all such steps as may be necessary, including through the exercise of their respective voting power, to both elect and remove directors and to give effect to the composition of the Board as contemplated in this Section 4.2.

          (g)   Confidentiality.    Each Stockholder shall cause its Stockholder Representatives to use Company Confidential Information disclosed to it at Board of Directors meetings or otherwise only in a manner and solely for purposes that are consistent in all respects with the Stockholder Representative's fiduciary duties to the Company and its Stockholders.

        4.3    Directors' Liability and Indemnification.    The Certificate of Incorporation and Bylaws shall at all times provide (a) for elimination of the liability of directors and executive officers of the Company to the maximum extent permitted by law and (b) for indemnification of directors and executive officers of the Company for acts taken by such persons on behalf of the Company to the maximum extent permitted by law. In addition, the Company shall enter into indemnification agreements substantially in the form attached as Exhibit B hereto with each of its directors and executive officers to indemnify such persons to the maximum extent permissible under applicable law.

        4.4    Certain Special Voting Requirements.

          (a)   In addition to any requirement in the Company's Certificate of Incorporation or Bylaws, a Supermajority Vote of the Board of Directors at a duly called meeting or by written consent in lieu of a meeting shall be required for the Company to undertake any of the following:

            (i)    any decrease in the number of Stockholder Representatives which Conexant is entitled to designate pursuant to Section 4.2(a);

            (ii)   so long as any shares Series A Preferred Stock remain outstanding, any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws that adversely alters or changes the rights of the Series A Preferred Stock;

            (iii)  subject to any rights of the holders of preferred stock, any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws that adversely alters or changes the rights of the Class A Common Stock;

            (iv)  the dissolution, winding up or liquidation of the Company;

            (v)   the filing of a voluntary bankruptcy petition or the filing of a petition or an answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Legal Requirement on behalf of the Company or any Subsidiary holding a majority of the assets of the Company and its Subsidiaries, taken as a whole;

            (vi)  during the period commencing as of the date hereof and ending on March 12, 2004, any (i) sale, exchange, transfer, assignment, lease, encumbrance, hypothecation, pledge or other transfer or disposition of any kind, with or without consideration, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of a material portion of the assets (other than sales of inventory in the ordinary course), Intellectual Property or business of the Company and any of its Subsidiaries, taken as a whole, or (ii) merger, consolidation, business combination, share exchange, reorganization, or similar transaction involving the Company or any Subsidiary of the Company and involving a majority of the assets of the Company and its Subsidiaries, taken as a whole, (other than a merger effected solely to change the domicile of the Company), in each case involving any Entity listed on Schedule 4.4(a) attached hereto or any Subsidiary of any such Entity;

            (vii) any sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or any sale or transfer of all or substantially all of the Intellectual Property of the Company and its Subsidiaries (other than sales or transfers to the Company or any of the Company's Subsidiaries) unless, in either case, the purchaser of such assets or Intellectual Property agrees to be bound by the Conexant Long-Term Supply Agreement; and

            (viii) any relocation of all or substantially all of the Contributed Assets to any location that will have a material adverse effect on the Company's ability to perform its obligations under the Transactional Agreements to which Conexant is a party without the consent of Conexant.

          (b)   So long as RFMD is a Qualifying Stockholder, in addition to any requirement in the Company's Certificate of Incorporation or Bylaws, a Supermajority Vote of the Board of Directors, together with the affirmative vote of the Stockholder Representative appointed by RFMD, if any, at a duly called meeting or by written consent in lieu of a meeting shall be required for the Company to undertake any of the following:

            (i)    any decrease in the number of Stockholder Representatives which RFMD is entitled to designate pursuant to Section 4.2(a);

            (ii)   so long as any shares Series B Preferred Stock remain outstanding, any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws that adversely alters or changes the rights of the Series B Preferred Stock;

            (iii)  subject to any rights of the holders of preferred stock, any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws that adversely alters or changes the rights of the Class B Common Stock;

            (iv)  so long as any shares of Series B Preferred Stock remain outstanding, any authorization, designation or issuance, whether by reclassification or otherwise, of any equity securities of the Company or any other securities convertible into equity securities of the Company, ranking senior to the Series B Preferred Stock in respect of payments in connection with liquidation or the payment of dividends, unless such securities are also ranked senior to the Series A Preferred Stock in respect of payments in connection with liquidation or the payment of dividends;

            (v)   subject to the rights of the holders of preferred stock, any authorization, designation or issuance, whether by reclassification or otherwise, of any equity securities of the Company or any other securities convertible into equity securities of the Company, ranking senior to the Class B Common Stock in respect of payments in connection with liquidation or the payment of dividends, unless such securities are also ranked senior to the Class A Common Stock in respect of payments in connection with liquidation or the payment of dividends; and

          (c)   In addition to any requirement in the Company's Certificate of Incorporation or Bylaws, the affirmative vote of the Stockholder Representative appointed by RFMD, if any, at a duly called meeting or by written consent in lieu of a meeting shall be required for the Company to undertake any sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or any sale or transfer of all or substantially all of the Intellectual Property of the Company and its Subsidiaries (other than sales or transfers to the Company or any of the Company's Subsidiaries) unless, in either case, the purchaser of such assets or Intellectual Property agrees to be bound by the RFMD Long-Term Supply Agreement.

        4.5    Officers.    The Company shall have a President and such other executive officers as the Board of Directors shall determine (the "Senior Executive Officers"). Officers shall have such powers and duties as may be specified by, or in accordance with, the Company's Bylaws or resolutions adopted by the Board of Directors. In the absence of any contrary determination by the Board of Directors, the Senior Executive Officers shall, subject to the power and the authority of the Board of Directors, have general supervision, direction and control of the officers, employees, business and affairs of the Company.

        4.6    Salaries.    The Stockholder Representatives shall not receive salaries or other compensation for serving in their capacities as Stockholder Representatives, except that the Stockholder Representatives shall be entitled to reimbursement by the Company for their reasonable out-of-pocket expenditures incurred in connection with attending meetings of the Board of Directors or other actions taken at the request of the Board of Directors.

ARTICLE 5.
RECORDS AND REPORTS

        5.1    Records, Audits, and Reports.    At the expense of the Company, proper and complete records and books of account shall be kept or shall be caused to be kept by the Company in which shall be entered fully and accurately all transactions and other matters relating to the Company's and its Subsidiaries business as required by GAAP. Such records and books of account shall be established and administered in accordance with GAAP, consistently applied. Such records and books of account shall at all times be maintained at the principal executive office of the Company and shall be open to the inspection and examination of the Stockholders or their duly authorized agents during business hours. At a minimum, the Company shall keep at its principal place of business the following records:

          (a)   A current list of the full name and last known business, residence or mailing address of each Stockholder Representative and each holder of any of the Company's Capital Stock, both past and present;

          (b)   A copy of the Certificate of Incorporation and Bylaws of the Company and each of its Subsidiaries and all amendments thereto;

          (c)   Copies of the Company's federal, state and local income tax returns and reports, if any, for the four most recent years;

          (d)   A copy of this Agreement, as amended to date, any correspondence relating to any Stockholder's obligation to provide cash, property or services to the Company or any of its

  Subsidiaries, and copies of any financial statements of the Company for the three most recent years;

          (e)   Copies of the then current Annual Budget;

          (f)    Minutes of meetings of the Board of Directors or its committees, or any written consents of the Board of Directors or its committees obtained in lieu of a meeting; and

          (g)   Any written consents obtained from the Stockholders with respect to any actions taken or approved by the Stockholders.

        The Company shall maintain and preserve, during the term of this Agreement, and for five (5) years thereafter, all such accounts, books and other relevant Company documents.

        5.2    Basic Financial Information and Reporting.    The Company shall cause to be prepared and delivered to each Stockholder, at the expense of the Company, the following financial statements and information:

          (a)   Within thirty (30) days after the end of each calendar month (i) a consolidated balance sheet as of the end of such month; and (ii) the related consolidated statements of income or loss and cash flows for such month and for the current Fiscal Year to date, and setting forth (where applicable) in comparative form the figures for previous fiscal periods and comparisons to the Annual Budget, each prepared in accordance with GAAP, consistently applied (except as noted therein), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made;

          (b)   Within forty-five (45) days after the end of each calendar quarter ending on March 31, June 30 and September 30 of each Fiscal Year, (i) a consolidated balance sheet as of the end of each quarter; and (ii) the related consolidated statements of income or loss and cash flows for the quarter then ended and for the current fiscal year to date, and setting forth in comparative form the figures for previous fiscal periods and comparisons to the Annual Budget, each prepared in accordance with GAAP, consistently applied (except as noted therein), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made;

          (c)   Within sixty (60) days of the end of each Fiscal Year, a consolidated balance sheet of the Company as of the end of each Fiscal Year, and the related consolidated statements of income or loss and cash flows for such Fiscal Year, all in reasonable detail with appropriate notes to such financial statements and supporting schedules, prepared in accordance with GAAP, consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous year, and, within one hundred twenty (120) days of the end of each Fiscal Year, the foregoing financial information as audited and accompanied by a report and opinion thereon by independent public accountants of national prominence in the United States selected by the Company's Board of Directors; and

          (d)   With reasonable promptness, such other financial information or reports as any Stockholder may reasonably request from time to time.

        5.3    Inspection Rights.    So long as a Stockholder is a Qualifying Stockholder, such Stockholder shall have the right to visit and inspect any of the properties of the Company or any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, the Company reserves the right to exclude such Stockholder (including the Stockholder Representative of such Stockholder) from access to any material or meeting or portion thereof if the Company believes that such exclusion is necessary or appropriate to preserve the Company's attorney-client privilege or to protect Company Confidential

Information that the Company reasonably believes may be used by such Stockholder in a manner adverse to the Company or its other Stockholders and if the exercise of such right by the Company would not limit the Stockholder's rights under applicable law.

        5.4    Notice of Material Litigation.    The Company shall cause to be delivered to each Stockholder prompt notice of the commencement or institution by or against the Company or any Stockholder of any dispute, litigation, suit, action or other proceeding before any court or other governmental, administrative or taxing authority which the Company in good faith determines will or would reasonably be expected to have a material adverse effect upon the Company.

ARTICLE 6.
TRANSFERABILITY; PRE-EMPTIVE RIGHTS

        6.1    Compliance with Securities Laws.    Each Stockholder agrees not to Sell any portion of its Shares unless and until:

          (a)   there is then in effect a registration statement under the Securities Act covering such proposed Sale and such Sale is made in accordance with such registration statement; or

          (b)   (i) the transferee has agreed in writing to become a party to, and be bound by the terms of, this Agreement and has executed a supplemental agreement hereto in form and substance reasonably satisfactory to the Company, (ii) such Stockholder shall have notified the Company of the proposed Sale and shall have furnished the Company with a statement describing in reasonable detail the circumstances surrounding the proposed Sale, and (iii) if requested by the Company, such Stockholder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such Sale is either exempt from the registration requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with.

        6.2    Legends.    Each certificate representing Shares shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

    THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

    THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

The Company shall be obligated to issue promptly certificates without the first legend listed above at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company, to the effect that the securities proposed to be Sold may lawfully be so Sold without registration, qualification or such legend. Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

        6.3    Right of First Refusal.

          (a)   If at any time prior to March 12, 2004, a Stockholder (the "Selling Stockholder") desires to Sell all or any portion of its Shares and obtains an offer to purchase such Shares (a "Third Party Offer") from a proposed transferee (a "Third Party") which the Selling Stockholder desires to accept, the Selling Stockholder shall send a copy of the Third Party Offer (or, to the extent some or all of such Third Party Offer is unwritten, a detailed summary thereof) which shall include the identity of the Third Party and a summary of the terms of such Third Party Offer to the other Stockholders and to the Company, together with a written offer to sell the offered Shares to the other Stockholders or the Company, pro rata based on the number of shares of Common Stock (including the Common Stock issuable upon the conversion of any Preferred Stock) held by such other Stockholders, at the price and on the terms and conditions specified in the Third Party Offer.

          (b)   At any time prior to March 12, 2004, upon receipt of the Third Party Offer and an offer to sell the offered Shares from the Selling Stockholder pursuant to the terms of Section 6.3(a) hereof, each of the other Stockholders shall have twenty (20) days from the receipt of the written offer from the Selling Stockholder to notify the Selling Stockholder in writing of such Stockholder's election to purchase all but not less than all of such Stockholder's pro rata share of the offered Shares. If, upon the expiration of such twenty (20) day period, some but not all of the other Stockholders have elected to purchase their pro rata shares of the offered Shares, such electing Stockholders shall have an additional five (5) days to elect to acquire, based on the number of shares of Common Stock (including Common Stock issuable upon the conversion of any Preferred Stock) held by such other Stockholders or on such other basis as the remaining Stockholders may agree, to elect to purchase any remaining offered Shares. If, upon the expiration of such twenty-five day period, the other Stockholders have not elected to purchase all the offered Shares, the Company shall have ten (10) days thereafter to notify the Selling Stockholder of the Company's election to purchase all but not less than all of the remaining offered Shares. The rights set forth in Section 6.3(a) above and this Section 6.3(b) shall terminate as to the Company and all Stockholders on March 12, 2004.

          (c)   In the event the other Stockholders and/or the Company elect to purchase all (but not less than all) of the offered Shares available for purchase as provided under Section 6.3(b) hereof, the closing of the sale of the offered Shares to the other Stockholders and/or the Company shall be held at the offices of the Company on the 15th day after the end of the thirty (30) day period (or thirty-five (35) day period, as the case may be) applicable purchase period described under Section 6.3(b). Contemporaneously with such closing, the Selling Stockholder shall transfer the offered Shares against receipt from the other Stockholders and/or the Company of the purchase price and on the terms and conditions specified in the Third Party Offer. The obligation of the Selling Stockholder, the other Stockholders and/or the Company to proceed with the closing on the scheduled date for closing of the sale shall be conditioned upon and extended to a date which is ten (10) days following the last to occur of (i) the expiration (or earlier termination) of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the receipt of all material governmental and regulatory consents, approvals and waivers that may be required in connection with the sale of the offered Shares. In the event that such conditions have not been satisfied on or before sixty (60) days following the date of the notice to the Selling Stockholder of the other Stockholders' or the Company's election to purchase the offered Shares, neither the Selling Stockholder, the other Stockholders, nor the Company shall be obligated to proceed with the closing of the sale of the offered Shares.

          (d)   In the event the other Stockholders or the Company do not elect to purchase all of the offered Shares available for purchase pursuant to Section 6.3(b) or the other Stockholders and/or the Company do not purchase such offered Shares within the sixty (60) day period referred to in Section 6.3(c), then the Selling Stockholder shall be entitled to sell the offered Shares to such Third Party, subject to compliance with Section 6.4 (Co-Sale Rights).

        6.4    Co-Sale Rights.

          (a)   If (i) the Right of First Refusal provided in Section 6.3 above is not exercised in full, or (ii) at any time after March 12, 2004, a Third Party Offer is delivered to the other Stockholders, each Stockholder other than the Selling Stockholder shall have the right, exercisable upon written notice to the Selling Stockholder (with a copy to the Company), within ten (10) days after receipt of the Third Party Offer to participate in such Sale of Shares along with the Selling Stockholder on the same terms and conditions as set forth in the Third Party Offer. Such notice shall indicate the number of Shares such Stockholder wishes to sell (up to that number of shares determined under Section 6.4(b) below) under its right to participate. To the extent one or more of the Stockholders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Shares that such Selling Stockholder may Sell in the transaction shall be correspondingly reduced.

          (b)   Each Stockholder may sell all or any part of that number of Shares equal to the product obtained by multiplying (i) the aggregate number of Shares covered by the Third Party Offer and not purchased by the other Stockholders pursuant to Section 6.3 above, by (ii) a fraction, the numerator of which is the number of shares of Common Stock (including Common Stock issuable upon the conversion of any Preferred Stock) owned by such Stockholder at the time of the Sale, and the denominator of which is the total number of shares of Common Stock (including Common Stock issuable upon the conversion of any Preferred Stock) owned by the Selling Stockholder and all other Stockholders at the time of the Sale.

          (c)   Each Stockholder who elects to participate in the Sale pursuant to this Section 6.4 (a "Participant") shall effect its participation in the Sale by promptly delivering to the Selling Stockholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of Shares which such Participant elects to sell. The stock certificate or certificates that the Participant delivers to the Selling Stockholder pursuant to this Section shall be transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Third Party Offer and the Selling Stockholder shall concurrently therewith remit to such Participant that portion of the sale proceeds to which such Participant is entitled by reason of its participation in such Sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participant exercising its rights of co-sale hereunder, the Selling Stockholder shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such Sale, the Selling Stockholder shall purchase such Shares from such Participant on the same terms and conditions specified in the Third Party Offer.

          (d)   The exercise or non-exercise of the rights of any Stockholder hereunder to participate in one or more Sales of Shares made by any Selling Stockholder shall not adversely affect its right to participate in subsequent Sales of Shares.

        6.5    Sale by Stockholders.    To the extent (i) the Stockholders do not elect to purchase all of the offered Shares within the election period set forth in Section 6.3 above or Section 6.3 does not apply to any Sale of Shares, or the Stockholders do not elect to participate in the Sale of Shares pursuant to Section 6.4 above, or (ii) the closing of the sale of all of the offered Shares to the other Stockholders has not been completed by the scheduled closing date, as extended pursuant to the provisions of Section 6.3 hereof, the Selling Stockholder shall have the right for a period of one hundred eighty

(180) days after the later of (i) the expiration of the election period in Section 6.3 hereof or (ii) the last date for closing of such sale under Section 6.3 hereof to sell all but not less than all of the offered Shares to the Third Party for a price not more favorable to the transferee than that set forth in the Third Party Offer. Any proposed transfer for a price more favorable to the transferee than described in the Third Party Offer and any subsequent proposed transfer of any of the offered Shares shall again be subject to the Right of First Refusal and Co-Sale Rights of the Stockholders, and shall require compliance by a Selling Stockholder with the procedures described in Sections 6.3 and 6.4, to the extent applicable.

        6.6    Company Repurchase Rights.    This Agreement is subject to, and shall in no manner limit, the right that the Company may have to repurchase securities from a former employee or consultant pursuant to a stock restriction agreement or other agreement between the Company and such employee or consultant.

        6.7    Drag-Along Rights; Acquisition Transaction.    In the event that, at any time during the term of this Agreement:

          (a)   Carlyle or any subsequent transferee of Shares held by Carlyle holding at least 50% of the total number of Shares (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications, consolidations, mergers and the like) held by Carlyle as of March 12, 2002 (each, a "Selling Stockholder") approves a direct Sale by such Selling Stockholder to a purchaser that is not a Stockholder or an Affiliate of any Stockholder of at least 25% of the Fully-Diluted Common Stock (a "Drag-Along Transaction"), then, such Selling Stockholder shall have the right, but not the obligation, to cause each other Stockholder to tender for purchase, on terms and conditions substantially identical to those under which such Selling Stockholder proposes to sell its Shares, to the purchaser in such transaction a number of Shares equaling the amount derived by multiplying (i) the total number of shares of Common Stock (including Common Stock issuable upon exercise, conversion, or exchange of any Preferred Stock, options, warrants, or other rights to purchase or acquire shares of Common Stock) held by such Stockholder, by (ii) a fraction, the numerator of which is the total number of shares of Common Stock (including Common Stock issuable upon exercise, conversion, or exchange of any Preferred Stock, options, warrants, or other rights to purchase or acquire shares of Common Stock) to be sold by the Selling Stockholder or Selling Stockholders in connection with such Drag-Along Transaction and the denominator of which is the total number of shares of Common Stock (including Common Stock issuable upon exercise, conversion, or exchange of any Preferred Stock, options, warrants, or other rights to purchase or acquire shares of Common Stock) then held by the Selling Stockholder or Selling Stockholders. Each of the other Stockholders shall be required to satisfy the foregoing obligation by first delivering Shares that are the same class or series as those to be sold by the Selling Stockholder or Selling Stockholders (e.g., if the Selling Stockholder is selling Preferred Stock, the other Stockholders shall first be required to deliver Preferred Stock). Thereafter, to the extent the other Stockholders' obligations have not been fully satisfied, the other Stockholders shall be required to deliver Shares or other securities that represent or are convertible into the same Percentage Interest as the Percentage Interest represented by Shares to be sold by the Selling Stockholder in the Drag-Along Transaction. Each of the other Stockholders shall also take all necessary actions to facilitate the consummation of the Drag-Along Transaction, including (i) consenting to and raising no objections against such transaction, (ii) executing any agreement entered into with the third party purchaser with respect to such Drag-Along Transaction setting forth the terms of such transaction and any ancillary agreement with respect thereto; provided, however, that neither Conexant nor RFMD shall be required to become subject to any agreement, understandings, instrument, contract or provision that would expressly restrict in any manner Conexant's or RFMD's respective ability to develop, manufacture or distribute, or have developed, manufactured or distributed, any products or services, and (iii) voting the Shares held by such

  Stockholder in favor of such Drag-Along Transaction. Each Stockholder agrees to waive any and all dissenter and appraisal rights to which they might be entitled under applicable law in connection with the Drag-Along Transaction.

          (b)   Carlyle approves an Acquisition Transaction with a third party who is neither a Stockholder nor an Affiliate of any Stockholder, then each of the other Stockholders shall take all necessary actions to facilitate the consummation of the Acquisition Transaction, including (i) consenting to and raising no objections against such transaction, (ii) executing any agreement entered into with other parties to the Acquisition Transaction setting forth the terms of such transaction and any ancillary agreement with respect thereto; provided, however, that neither Conexant nor RFMD shall be required to become subject to any agreement, understandings, instrument, contract or provision that would expressly restrict in any manner Conexant's or RFMD's respective ability to develop, manufacture or distribute, or have developed, manufactured or distributed, any products or services, and (iii) voting the Shares held by such Stockholder in favor of such Acquisition Transaction. Each Stockholder agrees to waive any and all dissenter and appraisal rights to which they might be entitled under applicable law in connection with the Acquisition Transaction.

        6.8    Preemptive Rights.

          (a)   If the Company at any time or from time to time proposes to issue or sell New Shares (as defined in Section 6.8(e) below), each Stockholder shall first be offered the opportunity to acquire from the Company for the same price and on the same terms as such securities are proposed to be offered to others, up to the amount of New Shares determined by multiplying (x) the total number of such offered New Shares (or, in the case of options, warrants or other rights obligating the Company to issue New Shares or other equity interests, the total number of such shares covered by such options, warrants or rights), by (y) a fraction, the numerator of which is the total number of shares of Common Stock (including Common Stock issuable upon exercise, conversion, or exchange of any Preferred Stock, options, warrants, or other rights to purchase or acquire shares of Common Stock) held by such Stockholder on the Offering Notice Date (as defined below), and the denominator of which is the total number of outstanding shares of Fully Diluted Common Stock on the Offering Notice Date.

          (b)   In the event the Company proposes to offer New Shares, it shall give each Stockholder a written notice of its intention, describing the type of New Shares to be offered, and the price and other terms upon which the Company proposes to offer the same (the date such notice is given being referred to as the "Offering Notice Date"). Each Stockholder shall have fourteen (14) days from the date of receipt of any such notice to notify the Company in writing that it intends to exercise such preemptive rights and as to the amount of New Shares such Stockholder desires to purchase, up to the maximum amount calculated pursuant to Section 6.8(a). Such notice shall constitute an agreement of such Stockholder to purchase the amount of New Shares so specified upon the price and other terms set forth in the Company's notice to it.

          (c)   If any Stockholder exercises its preemptive right hereunder, the closing of the purchase of the New Shares with respect to which such right has been exercised shall take place within thirty (30) days after the giving of notice of such exercise, which period of time shall be extended for a maximum of sixty (60) days in order to comply with applicable Legal Requirements. The Company and each Stockholder agrees to use its commercially reasonable efforts to secure any regulatory approvals or other consents, and to comply with any Legal Requirement in connection with the offer, Sale, and purchase of such New Shares.

          (d)   In the event a Stockholder fails to exercise its preemptive rights provided in this Section 6.8 within said fourteen (14) day period or, if so exercised, such Stockholder is unable to consummate such purchase within the time period specified in Section 6.8(c) above, the Company shall thereafter be entitled during the period of one hundred eighty (180) days following the conclusion of the applicable period to Sell or enter into an agreement (pursuant to which the Sale of New Shares covered thereby shall be consummated, if at all, within thirty (30) days from the date of said agreement) to Sell the New Shares not elected to be purchased pursuant to this Section 6.8, at a price no more favorable to the purchasers of such securities than were specified in the Company's notice to the Stockholders. Notwithstanding the foregoing, if such Sale is subject to the receipt of any regulatory approval or expiration of any waiting period, the time period during which such Sale may be consummated shall be extended until the expiration of seven (7) days after all such approvals have been obtained or waiting periods expired, but in no event shall such time period exceed sixty (60) days from the date of the applicable agreement with respect to such Sale. In the event the Company has not Sold the New Shares or entered into an agreement to Sell the New Shares within said one hundred eighty (180) day period (or Sold or issued New Shares in accordance with the foregoing within thirty (30) days (or sixty (60) days, as applicable) from the date of said agreement, the Company shall not thereafter offer, issue or Sell such New Shares without first offering such securities to the Stockholders in the manner provided above.

          (e)   As used herein, "New Shares" means any equity securities of the Company which the Company proposes to offer, issue or Sell following the date of this Agreement (including any options, warrants or other rights to purchase shares of Capital Stock of the Company or obligating the Company to issue equity securities or other equity interests, or any securities convertible into or exchangeable for shares of Capital Stock of the Company, including Preferred Stock), provided, however, that the following shall be excluded from the definition of "New Shares": (i) securities to be issued pursuant to any public offering by the Company registered with the Securities and Exchange Commission; (ii) securities to be issued pursuant to any incentive stock option or purchase plan or other plan, arrangement, or agreement of the Company approved by the Board of Directors for the benefit of the employees, directors, agents, or consultants of the Company or its Subsidiaries, including any securities issuable pursuant to the exercise of any options, warrants or other rights issued pursuant to such plans or agreements; (iii) securities to be issued by the Company in connection with any merger, consolidation, share exchange, or acquisition by the Company of the Capital Stock of any Entity in a transaction approved by the Board of Directors pursuant to which all or part of the consideration payable in connection with such acquisition consists of securities of the Company; (iv) securities issued in connection with a strategic transaction, joint venture or other business combination approved by the Board of Directors, (v) shares of Capital Stock issued upon exercise of any options, warrants, or other rights to purchase shares of Capital Stock of the Company or obligating the Company to issue equity securities or other equity interests, or upon conversion or exchange of securities convertible into or exchangeable for shares of Capital Stock of the Company, (vi) equity securities (or options, warrants, or other rights to purchase equity securities) issued in connection with any bona fide transaction effected by the Company the primary purpose of which is to obtain debt financing, lease property or license Intellectual Property or other assets, and (vii) Shares issued pursuant to the Contribution Agreement or the Recapitalization Agreement.

        6.9    Additional Stockholders.    The Company shall not issue any new Shares or other Capital Stock to any member of the Board of Directors or any executive officer of the Company who is not a party to this Agreement unless he or she executes a counterpart copy of this Agreement, as amended to the date thereof, and agrees to become a party hereto and deemed a Stockholder hereunder; provided that no such member of the Board of Directors or executive officer of the Company shall have any rights under Article 5 or Sections 6.3, 6.4, or 6.8 hereof. Carlyle shall not sell or transfer any Shares to any Affiliate, unless such Affiliate executes a counterpart copy of this Agreement, as amended to the date thereof, and agrees to become a party hereto and deemed a Stockholder hereunder.

        6.10    Exempt Transfers.    Notwithstanding anything herein to the contrary, the rights of first refusal, co-sale rights and drag-along rights of the Company and/or the Stockholders set forth in Sections 6.3, 6.4 and 6.7 above shall not apply to any Permitted Transfer.

        6.11    Restrictions on Certain Transactions.

          (a)   Notwithstanding any provision herein to the contrary, in the event any Stockholder wishes to Sell all or any portion of the Shares held by such Stockholder, then such Stockholder shall provide to the Company a written notice of such proposed Sale, which notice shall set forth the name of the party to whom the Shares are proposed to be Sold and, to the best of such Stockholder's knowledge, the names and residences (or in the case of a business entity, the jurisdiction of incorporation or formation) of each Person or Persons who hold any equity interest or voting securities or other voting interests in such party (the "Sale Notice"). The Company shall, within twenty (20) days of the receipt of the Sale Notice, provide a written response (the "Response Notice") to the Stockholder delivering such Sale Notice, which Response Notice will state whether the Sale proposed by the Sale Notice would, if consummated, result in any noncompliance or inability to comply on the part of the Company or any of its Subsidiaries with any Legal Requirement relating to the ability or qualifications of the Company or its Subsidiaries to compete for, be awarded, perform, or renew any contract issued by any Governmental Body or any related subcontract or to hold any U.S. Government Security Clearance (a "Contract Legal Requirement"), including without limitation any Contract Legal Requirement related to domestic production of goods, foreign ownership or control of contractors, or possession and use of classified information by contractors. The Response Notice shall set forth the applicable Legal Requirement which serves as the basis for any such noncompliance or inability to comply, in which case the Stockholder shall not be permitted to make any Sale to any Person set forth in the Sale Notice to the extent such Sale would result in any noncompliance or inability to comply with any Contract Legal Requirement. Any Sale of Shares in violation of the foregoing provision shall be null and void and of no force or effect.

          (b)   Notwithstanding any provision hereof to the contrary, in the event that a Stockholder or any of its Affiliates determines to effect or participate in or agree to effect or participate in any transaction or series of transactions, including but not limited to any merger, consolidation, or sale or acquisition of assets, stock, or other property, interests, or rights, that would result in any noncompliance or inability to comply on the part of the Company or any of its Subsidiaries with, or would have a material adverse effect on the ability of the Company or any of its Subsidiaries to comply with, any Contract Legal Requirement, including without limitation any Contract Legal Requirement related to domestic production of goods, foreign ownership or control of contractors, or possession and use of classified information by contractors, then, prior to the consummation of such transaction or series of transactions, a Stockholder and each other party to such transaction or series of transactions, shall cooperate with the Company and use commercially reasonable efforts to, (i) enter into a voting trust or similar arrangement with respect to any Shares owned by a Stockholder or any of its Affiliates acceptable to the Company and approved by appropriate representatives of the U.S. Government or (ii) enter into such other reasonable arrangement, in each case, such that such transaction or series of transactions would not result in any noncompliance or inability to comply on the part of the Company or any of its Subsidiaries with, and would not have a material adverse effect on the ability of the Company or any of its Subsidiaries to comply with, any Contract Legal Requirement. Notwithstanding the foregoing, nothing in this clause (b) shall prohibit a Stockholder or any of its Affiliates, as the case may be, from consummating any transaction or series of transactions described above so long as a Stockholder or any of its Affiliates, as the case may be, has used commercially reasonable efforts to comply with clauses (i) or (ii) above.

ARTICLE 7.
CONEXANT RIGHT OF FIRST REFUSAL

        If, on or before March 12, 2004, the Board of Directors determines to cause the Company to enter into a definitive agreement regarding any Acquisition Transaction that would result in (i) the sale, license, disposition or acquisition of all or substantially all of the business or assets of the Company and its Subsidiaries, taken as a whole, or (ii) any merger, consolidation, business combination, share exchange, reorganization, or similar transaction involving the Company or any Subsidiary of the Company where, immediately after the consummation of such transaction, all of the stockholders of the Company immediately prior to the consummation of such transaction do not own outstanding voting securities representing a majority of the combined outstanding voting power of the surviving Entity following such transaction (a "Sale Transaction"), the Company shall so notify Conexant (the "Sale Transaction Notice"). The Sale Transaction Notice shall be given within seven (7) days of such determination, and include a detailed summary of the final terms and conditions of the relevant Acquisition Transaction (including the identity of the third party with which the Company proposes to enter into such definitive agreement).

          (a)   Upon receipt of the Sale Transaction Notice, Conexant shall have twenty (20) days to notify the Company in writing of Conexant's election to consummate a Sale Transaction with the Company on the same terms and conditions as those described in the Sale Transaction Notice; provided, however, that Conexant shall not be required to become subject to any agreement, understandings, instrument, contract or provision that would expressly restrict in any manner Conexant's ability to develop, manufacture or distribute, or have developed, manufactured or distributed, any products or services. If Conexant does not so elect within such twenty (20) day period, the Company shall be permitted to proceed with the Sale Transaction on the terms set forth in the Sale Transaction Notice.

          (b)   In the event Conexant makes the election provided under Section 7.1(a) hereof, the Company, Conexant and, if applicable, the Stockholders, shall enter into such definitive agreements substantially identical to the definitive agreement to have been entered into with the third party in connection with the Sale Transaction, and the closing thereof shall be held at such time and place as contemplated in the Sale Transaction and related Sale Transaction Notice. In addition, the obligation of the Company, Conexant and, if applicable, the Stockholders, to proceed with the closing on the scheduled date thereof shall be conditioned upon and extended to a date which is ten (10) days following the last to occur of (i) the expiration (or earlier termination) of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the receipt of all material governmental and regulatory consents, approvals and waivers that may be required in connection with such transaction. In the event that such conditions have not been satisfied on or before ninety (90) days following the date of Conexant's notice to the Company pursuant to Section 7.1(b), neither the Company, Conexant nor, if applicable, the Stockholders, shall be obligated to proceed with the closing of the sale of such transaction, and the Company shall be permitted to effect the Sale Transaction as originally contemplated by the Sale Transaction Notice with the third party identified therein no later than one hundred twenty (120) days after such ninety (90) day period. Notwithstanding any provision hereof to the contrary, in the event that any Sale Transaction described in any Sale Transaction Notice contemplates that the consideration to be received by the Company or the Stockholders in connection with such Sale Transaction will consist of securities or other property other than cash (such non-cash portion of such consideration being referred to as the "Non-Cash Consideration"), Conexant shall be entitled to offer any publicly-traded equity securities of Conexant equal in value to the Non-Cash Consideration (the "Conexant Equity Consideration"). If the Board of Directors of the Company determines that the value of the Conexant Equity Consideration is less than the value of the Non-Cash Consideration described in the Sale Transaction Notice, the Transaction proposed by

  Conexant shall not be considered to be on the same terms and conditions as the transaction described in the Sale Transaction Notice. In the event the Board of Directors of the Company makes such a determination, then Conexant shall be entitled to request an appraisal of such consideration. The appraisal shall be rendered by an appraisal firm mutually selected by Conexant and the Company. In the event the appraisal firm determines that the value of the Conexant Equity Consideration is equal to or greater than the value of the Non-Cash Consideration, the Company shall either (i) accept the Conexant Equity Consideration and consummate the Sale Transaction with Conexant pursuant to this Section 7.1, or (ii) elect not to conclude the Sale Transaction described in the Sale Transaction Notice. In the event the appraisal firm determines that the value of the Conexant Equity Consideration is less than the value of the Non-Cash Consideration, then Conexant shall have the right to increase the amount of Conexant Equity Consideration to an amount which is equal in value to the Non-Cash Consideration set forth in the Sale Transaction Notice. If Conexant does not exercise such right by providing the Company with written notice of such exercise within 5 days of the appraisal firm's determination, the transaction proposed by Conexant shall not be considered to be on the same terms and conditions as the transaction described in the Sale Termination Notice.

ARTICLE 8.
TERMINATION

        8.1    Termination.    Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall be terminated:

          (a)   by mutual written consent of Conexant, Carlyle and any Stockholder that is party hereto and is, at the time, a Qualifying Stockholder;

          (b)   automatically upon the consummation by the Company of its Initial Offering, provided, however, that Sections 6.1 (Compliance with Securities Laws) and 6.2 (Legend) shall remain in effect following such consummation, and shall be included in any amendment to this Agreement or in any new agreement among stockholders of the Company that replaces this Agreement; or

          (c)   automatically upon the consummation of a Drag-Along Transaction in which Carlyle sells all of its Capital Stock of the Company.

        8.2    Effect of Termination.    If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate, except as provided in Section 8.1(b); provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 9.3.

ARTICLE 9.
CERTAIN ADDITIONAL REPRESENTATIONS,
WARRANTIES AND COVENANTS OF THE STOCKHOLDERS

        9.1    Mutual Representations, Warranties and Covenants of the Stockholders.    As of the date hereof, each Stockholder hereby represents, warrants and covenants to the Company and to the other Stockholders that:

          (a)   Organization. The Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

          (b)   Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Stockholder enforceable against such Stockholder in accordance with its terms.

          (c)   Consents. No consents or approvals are required from any Governmental Body or other Person for the Stockholder to enter into this Agreement and to acquire its Shares. All corporate action on the part of such Stockholder necessary for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder, have been duly taken.

          (d)   No Conflict. The execution and delivery of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby by the Stockholder do not conflict with or contravene the provisions of its organizational documents or any material agreement or instrument by which it or its properties are bound or any Legal Requirement to which it or its properties are subject.

          (e)   No Litigation. There are no actions, suits or proceedings pending or, to the Stockholder's knowledge, threatened, against the Stockholder before any court or governmental agency that question the Stockholder's right to enter into or perform this Agreement or any of the Transactional Agreements to which it is a party, or that question the validity of this Agreement or any of the Transactional Agreements.

          (f)    Accredited or Regulation S Eligible Investor. Stockholder is an "accredited investor" within the meaning of Regulation D under the Securities Act, or is not a "U.S. Person" within the meaning of Regulation S under the Securities Act.

        9.2    No Other Representations and Warranties.    Except as expressly set forth in this Agreement or in any of the Transactional Agreements to which the Stockholder is a party, the Stockholder makes no representations or warranties, express or implied, to the other Party or to the Company, and no such representations or warranties shall be deemed to arise hereafter except as expressly set forth in this Agreement or in any of the Transactional Agreements to which such Stockholder is a party.

        9.3    Confidentiality.

          (a)   Each Stockholder agrees that except as may be required to be disclosed pursuant to the Exchange Act or the Securities Act, such Stockholder will not, and will not permit its Stockholder Representative to, during the term of this Agreement or thereafter, (i) disclose, directly or indirectly, to any Person (other than to its Affiliates, Subsidiaries, employees and/or agents in connection with such Stockholder's proper performance of its obligations hereunder or under the other Transactional Agreements), (ii) copy or otherwise reproduce, or (iii) use (other than in connection with such Stockholder's proper performance of its obligations hereunder or under the other Transactional Agreements), any Company Confidential Information or any other information belonging to or in the possession of the Company and treated as confidential by the Company.

          (b)   Each Stockholder agrees to protect, and to cause its Stockholder Representative to protect, Company Confidential Information in such Stockholder's possession subject to Section 9.3(a) to a degree and in a manner consistent with protection that it gives to its own confidential or proprietary information, and to take any and all actions reasonably necessary or appropriate to insure the continued confidentiality and protection of such information. In the event that any Stockholder is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the confidential information that it has agreed to keep confidential hereunder, it will provide the Company and each other Stockholder with prompt notice of such request so that the Company and/or any other Stockholder may seek an appropriate protective order or waive its compliance with the provisions of this Section 9.3. In the event that such protective order or other remedy is not obtained, or the Company or the other Stockholders waive compliance with the provisions of this Section 9.3, such Stockholder agrees that it will furnish only that portion of any confidential information that is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of any confidential information being disclosed. Nothing in this Section shall prevent any Stockholder from disclosing such information to a Representative or investor of such Stockholder, or as reasonably necessary to any third party in connection with a possible Acquisition Transaction or a sale of any Stockholder's interests in the Company, provided that such third party has entered into a nondisclosure agreement with such Stockholder prohibiting further disclosure of such information or use of any such information for any purpose other than in connection with such transaction.

        9.4    Publicity.    During the term of this Agreement, no Stockholder shall, nor shall any Stockholder permit its respective Affiliates or controlled Subsidiaries, directors, officers, employees, agents, advisors or stockholders to issue any press release or otherwise make any public statement or announcement of non-public information concerning the operations of the Company's business or any other Stockholder that has not been approved by a Supermajority Vote of the Board of Directors and, so long as RFMD is a Qualifying Stockholder, the affirmative vote of the Stockholder Representative appointed by RFMD; provided, however, that no Stockholder shall be prevented at any time by this Agreement from furnishing any required information to any Governmental Body or from complying with its legal obligations under any Legal Requirement; provided, further, however, that, notwithstanding any other provision of this Agreement, each Stockholder shall consult with the others concerning the disclosure of any information (including the terms of this Agreement) relating to the Company or its business or operations in the context of any registration statement or periodic report filed by the consulting Stockholder with any Governmental Body and, to the extent reasonably requested by the other Stockholders, the consulting Stockholder shall use reasonable efforts to obtain confidential treatment for the relevant portions of this Agreement or any other Company-related disclosure that is proposed to be made in such registration statement or periodic report. Nothing in this Agreement shall prevent any Stockholder from disclosing such information to a Representative or investor of such Stockholder, or as reasonably necessary to any third party in connection with a possible Acquisition Transaction or a sale of any Stockholder's interests in the Company, provided that such third party has entered into a nondisclosure agreement with such Stockholder prohibiting further disclosure such information or use of any such information for any purpose other than in connection with such transaction.

ARTICLE 10.
MISCELLANEOUS PROVISIONS

        10.1    Dispute Resolution; Arbitration.

          (a)   The parties hereto will act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, controversy or disagreement arising out of or relating to or in connection with this Agreement or the breach, termination or validity thereof (each a "Dispute") between the parties or any of their respective Subsidiaries, Affiliates, successors or assigns under or related to this Agreement or any of the transactions contemplated hereby.

          (b)   Upon the written request (a "Request") of any party, the relevant parties shall commence good faith negotiations with the goal of resolving the Dispute on a mutually satisfactory basis. If the Dispute has not been resolved to the satisfaction of all relevant parties within fifteen (15) days after the date on which the Request is delivered, the Dispute shall immediately be referred to senior officers of each relevant party. The senior officers of each party (e.g., chief executive officer and/or chief financial officer or senior or executive vice president) shall meet immediately, and in no case later than thirty (30) days after the date on which the Request is delivered, for a minimum of four (4) Days with a mutually selected mediator and attempt in good faith to negotiate a resolution of the Dispute. If the relevant parties are unable to resolve the Dispute within thirty-five (35) days after the date on which the Request is delivered, then any relevant party may submit the Dispute to arbitration as the exclusive means of resolving it in accordance with the procedures set forth in this Section 10.1.

          (c)   Except as otherwise specified in this Section 10.1, any Dispute not resolved through the procedure set forth above shall be finally settled by arbitration in accordance with the Rules and Procedures of the American Arbitration Association (the "Arbitration Rules"), which are deemed to be incorporated by reference herein except as otherwise modified herein.

          (d)   The arbitration situs shall be Wilmington, Delaware, and the laws of the State of Delaware shall be applied.

          (e)   In the event of an arbitration involving two parties, there shall be one (1) arbitrator who shall be jointly nominated by such parties. In the event of an arbitration involving more than two (2) parties, there shall be three (3) arbitrators who shall be jointly nominated by such parties. If the parties fail to so nominate the arbitrators within thirty (30) days from the date when the Dispute is submitted to arbitration pursuant to this Section 10.1, at the request of any party the arbitrator(s) shall be appointed in accordance with the Arbitration Rules.

          (f)    The arbitration hearing shall commence no later than ninety (90) days following the appointment of the sole arbitrator or after the appointment of the last of the three arbitrators, as the case may be, and the final award shall be rendered no later than thirty (30) days following the close of the hearing.

          (g)   Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, provide the other with copies of documents relevant to the issue raised by any claim or counterclaim. Other discovery may be ordered by the panel to the extent the panel deems additional discovery relevant and appropriate, and any dispute regarding discovery, relevance or scope thereof, shall be determined by the panel, which determination shall be conclusive.

          (h)   By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, injunctive or other equitable relief or an order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

          (i)    The award shall be final and binding upon the parties, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal in connection with the Dispute. Judgment upon any award may be entered in any court having competent jurisdiction thereof.

          (j)    The costs of the arbitration shall be borne as determined in accordance with the Arbitration Rules; provided, however, that to the extent a party is non-prevailing or unsuccessful on a claim in an arbitration proceeding under this Section 10.1, as determined by the arbitrator(s), that party shall pay the prevailing or successful party's costs and expenses incurred in connection with the arbitration of that Dispute, including attorneys' fees and arbitration expenses, whether or not such Dispute is prosecuted to award or judgment.

          (k)   Subject to the receipt of any applicable governmental approval, any monetary award shall be made and promptly payable in U.S. dollars if due in U.S. dollars, free of any deduction or offset, and the arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. The arbitral tribunal shall have the authority to award any remedy or relief proposed by the claimants or respondents pursuant to this Agreement, including without limitation, a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of an injunction.

        10.2    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    if to the Company or Carlyle:

      The Carlyle Group
      101 S. Tryon Street, 25th Floor
      Charlotte, NC 28280
      Attn: Claudius E. Watts, IV
      Facsimile: (704) 632-0299

    with a copy to:

      Latham & Watkins
      555 11th Street N.W., Suite 1000
      Washington, DC 20004-1304
      Attn: Raymond B. Grochowski, Esq.
      Facsimile: (202) 637-2201

    if to Conexant:

      Conexant Systems, Inc.
      4311 Jamboree Road
      Newport Beach, CA 92660
      Attn: General Counsel
      Facsimile: (949) 483-9576

    with a copy to:

      Cooley Godward LLP
      4401 Eastgate Mall
      San Diego, CA 92121
      Attn: Carl R. Sanchez, Esq.
      Facsimile: (858) 550-6420

    if to RFMD:

      RF Micro Devices, Inc.
      7628 Thorndike Road
      Greensboro, NC 27409-9421
      Attn: Suzanne Rudy
      Facsimile: (336) 931-7655

    with a copy to:

      Womble Carlyle Sandridge & Rice, PLLC
      One West Fourth Street
      Winston-Salem, NC 27101
      Attn: Jeffrey C. Howland, Esq.
      Facsimile: (336) 733-8371

        10.3    Governing Law.    This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

        10.4    Waiver.

          (a)   No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b)   No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        10.5    Amendments.

          (a)   This Agreement may be amended, modified, altered or supplemented only by means of a written instrument duly executed and delivered on behalf of Conexant, Carlyle and each Qualifying Stockholder that is party hereto, including any subsequent transferee of the Shares that has become a Qualifying Stockholder and a party to this Agreement in accordance with the terms hereof (such written instrument, a "Qualifying Amendment"). A Qualifying Amendment shall be valid notwithstanding the fact that it may be have the effect of diminishing the rights of a Stockholder under this Agreement and notwithstanding that such Stockholder's consent may not be required to effect such Qualifying Amendment.

          (b)   Notwithstanding Section 10.5(a) hereof, additional persons may become parties to this Agreement, as provided for herein, by executing a counterpart signature page hereto which sets forth the address of such person and pursuant to which such person agrees to be bound by this Agreement, and upon execution thereof, such person shall be deemed a Stockholder for all purposes hereunder. The Company expressly agrees, by the signature of its authorized representative on the signature page hereof, that no amendment shall require the consent or signature of the Company. Notwithstanding the foregoing, this Agreement may be amended at any time without the consent of any Person who becomes a Stockholder pursuant to Section 6.5.

        10.6    Remedies Cumulative; Specific Performance.    The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that: (a) in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement, the other parties shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) such other parties shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

        10.7    Severability.    In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        10.8    Successors, and Assigns.    Each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns. Neither the Company nor any Stockholder may assign their respective rights or obligations under this Agreement (by operation of law or otherwise) to any Person (other than an Affiliate) without the prior written consent of the Company, Conexant, and Carlyle, except (i) in connection with a Sale of Shares held by such first party in accordance with the terms hereof and, (ii) in connection with a sale of all or substantially all of such first party's business.

        10.9    Counterparts.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        10.10    Construction.

          (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)   All monetary amounts referenced herein are denominated in United States Dollars.

          (d)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (e)   Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the undersigned have executed this SECOND AMENDED AND RESTATED STOCKHOLDER AGREEMENT as of the date first above written.

JAZZ SEMICONDUCTOR, INC., a Delaware corporation

By:	/s/ SHU LI Shu Li President and Chief Executive Officer

CONEXANT SYSTEMS, INC., a Delaware corporation

By:	/s/ DWIGHT DECKER Dwight Decker Chief Executive Officer

CARLYLE PARTNERS III, L.P., a Delaware limited partnership

By:	TC Group III, L.P., its General Partner

By:	TC Group III, L.L.C., its General Partner

By:	TC Group, L.L.C., its Managing Member

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ ALLAN M. HOLT Allan M. Holt Managing Director

S-1

CP III COINVESTMENT, L.P., a Delaware limited partnership

By:	TC Group III, L.P., its General Partner

By:	TC Group III, L.L.C., its General Partner

By:	TC Group, L.L.C., its Managing Member

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ ALLAN M. HOLT Allan M. Holt Managing Director

CARLYLE HIGH YIELD PARTNERS, L.P., a Delaware limited partnership

By:	TCG High Yield, L.L.C., its General Partner

By:	TCG High Yield Holdings, L.L.C., its Managing Member

By:	TC Group, L.L.C., its sole Member

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ ALLAN M. HOLT Allan M. Holt Managing Director

RF MICRO DEVICES, INC., a North Carolina corporation

By:	/s/ JERRY D. NEAL Jerry D. Neal Executive Vice President of Marketing & Strategic Development

S-2

EXHIBIT A

BUSINESS PLAN

[SEE ATTACHED]

A-1

Forecast—CY02 Income Statement ($M)

	Q2 Actual	Q3	Q4	CY02	AOP	B/(W) AOP

Revenue
Conexant and Affiliates	35.3	38.4	40.6	114.3	119.7	(5.4)

Foundry	0.6	1.9	2.2	4.7	12.3	(7.6)
Total	35.9	40.3	42.8	119.0	132.0	(13.0)
Cost of Goods Sold	28.7	32.2	34.1	95.0	110.0	15.0
Gross Margin	7.2	8.1	8.7	24.0	22.0	2.0
%	20%	20%	20%	20%	17%	3%
R&D	3.1	4.1	4.5	11.7	12.4	0.7
SMG&A	2.7	3.0	2.9	8.6	8.3	(0.3)
Income (Loss) before Non-Operating Items	1.5	1.1	1.4	4.0	1.3	2.7
Non-Operating Income (Expense)	(11.5)	(0.7)	(0.3)	(12.5)	(4.7)	(7.8)
Profit (Loss) before Taxes	(10.0)	0.4	1.1	(8.5)	(3.4)	(5.1)
%	-28%	1%	3%	-7%	-3%	-5%
EBITDA	4.5	4.1	4.4	13.0	10.4	2.6
CapEx	2.4	3.3	2.7	8.4	6.4	(2.0)
  •
  Revenue miss of $13M both in CNXT/SWKS ($5.4M) and Foundry ($7.6) segments.

  •
  Improved gross margin driven by continued cost reductions in the Manufacturing area. Manufacturing cost includes additional property insurance cost of $1.5M.

  •
  Functional spending targets met for the year—include additional legal expenses of $250K.

Exceeding AOP Operating Profit Despite Weaker Loading.

A-2

EXHIBIT B

INDEMNIFICATION AGREEMENT

B-1

SCHEDULE 4.4(A)

LIST OF ENTITIES

QUALCOMM Incorporated
Koninklijke Philips Electronics N.V.
Texas Instruments Incorporated
RF Micro Devices, Inc.
Silicon Laboratories, Inc.
Standard Microsystems Corporation

SCH-1

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SECOND AMENDED AND RESTATED STOCKHOLDER AGREEMENT
  EXHIBIT A
  EXHIBIT B
  SCHEDULE 4.4(A)